Exhibit 99

Family Dollar Names Mary A. Winston Chief Financial Officer

MATTHEWS, N.C.--(BUSINESS WIRE)--April 10, 2012--Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Mary A. Winston to the position of Executive Vice President and Chief Financial Officer. Ms. Winston will report to Howard R. Levine, Chairman and CEO, and will have executive responsibility for Family Dollar’s financial operations, including accounting, treasury, tax, financial planning, investor relations, and internal audit.

“With more than 25 years of financial management and leadership experience, Mary is an excellent addition to our team,” said Howard R. Levine, Chairman and Chief Executive Officer. “Her extensive financial experience, combined with her strong communication and analytical skills, make her a great choice to help us execute against our strategic plan to expand our market share and drive greater financial returns.”

In conjunction with this change, Kenneth T. Smith, former Senior Vice President – Chief Financial Officer, expects to leave the Company, serving in a transition role as Senior Vice President – Finance until October 2012.

“Throughout his 22-year tenure with the Company, Ken has made significant contributions to Family Dollar in a variety of financial and operational areas,” continued Howard Levine. “Under his leadership, Family Dollar has strengthened its financial position and delivered strong returns to shareholders. I sincerely thank him for his service to Family Dollar and appreciate that we will continue to benefit from his expertise during the transition.”

Prior to joining Family Dollar, Ms. Winston served for four years as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a $9 billion, privately held grocery chain which operates supermarket and fuel/convenience stores. She also previously served as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company; as Vice President, Treasurer and then Controller of Visteon Corporation, an automotive parts supplier; and as Vice President, Global Financial Operations, of Pfizer Inc., a global pharmaceutical company.

Ms. Winston earned a Bachelor of Business Administration in Accounting and Management Information Systems from the University of Wisconsin and a Masters of Business Administration from the Kellogg School of Management at Northwestern University. She is a certified public accountant. Ms. Winston also serves on the board of directors for Plexus Corporation (NASDAQ: PLXS) and Dover Corporation (NYSE: DOV). She serves as Chair of the Audit Committee for Dover Corporation.

About Family Dollar Stores, Inc.

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands, and quality, private brand merchandise, appeals to shoppers in more than 7,100 stores in rural and urban settings across 44 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Kevin Powers, 704-708-7679
kpowers@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com